 CNL Strategic Capital, LLC 8-K

Exhibit 1.1

CNL STRATEGIC CAPITAL, LLC

Offering of Class S Limited Liability Company Interests for an Aggregate

Subscription Amount of up to $50,000,000

February 24, 2020

SELECTED DEALER AGREEMENT

Ladies and Gentlemen:

CNL Securities Corp., as the placement agent (the “Placement Agent”) for an offering of Class S limited liability company membership interests (the “Shares”) by CNL Strategic Capital, LLC (the “Company” and, together with the Placement Agent, the “Issuer Entities”), a Delaware limited liability company, invites you, Ameriprise Financial Services, LLC  (the “Selected Dealer”) to participate in the distribution of Shares with an aggregate subscription amount of up to $50,000,000 in shares (the “Offering”), and of which CNL Financial Group, LLC, (the “Sponsor”) joins this agreement for the limited purpose with respect to its rights and obligations set forth solely in Section XV herein subject to the following terms:

I.	Relationship

The Selected Dealer hereby agrees to use its best efforts to sell the Shares for cash on the terms and conditions stated in the confidential private placement memorandum dated January 21, 2020, as amended or supplemented from time to time (the “Memorandum”) pursuant to which the Shares are being offered. Nothing in this Agreement shall be deemed or construed to make the Selected Dealer an employee, agent, representative or partner of the Placement Agent or of the Company, and the Selected Dealer is not authorized to act for the Placement Agent or the Company or to make any representations on their behalf except as set forth in the Memorandum, the “Sales Material,” as that term is defined in Article VI below, and such other printed information furnished to the Selected Dealer by the Placement Agent or the Company to supplement the Memorandum (together with the Sales Material, collectively, the “Supplemental Information”).

II.	Submission of Subscriptions

It is understood and agreed that the Company reserves the right in its reasonable discretion to refuse to sell any of the Shares to any person. A sale of a Share shall be deemed to be completed if and only if the Company or its designee has received properly completed and executed subscription documents, including the subscription agreement in the form attached to the Memorandum (“Subscription Agreement”) executed and initialed by the subscriber as provided in the Memorandum, together with payment of the full purchase price of each purchased Share, from or on behalf of an investor who satisfies the applicable suitability standards and minimum purchase requirements set forth in the Memorandum as determined by the Placement Agent in accordance with this Agreement and the Memorandum, and the Company has accepted subscription.

The Selected Dealer hereby agrees to solicit, as an independent contractor and not as the agent of the Placement Agent or of the Company (or their affiliates), persons acceptable to the Company to purchase Shares pursuant to the Subscription Agreement and in accordance with the Memorandum. The Selected Dealer hereby agrees to diligently make inquiries required by this Agreement, as set forth in the Memorandum, and as required by all applicable laws, of all prospective investors in order to ascertain whether a purchase of the Shares is suitable for each such investor.

Those persons who subscribe for Shares shall be instructed by the Selected Dealer to make their funds payable in an amount equal to the investor’s subscription amount. Funds received by the Selected Dealer that conform to the foregoing instructions shall be transmitted for deposit pursuant to one of the methods in this Article II and in accordance with the requirements set forth in Rule 15c2-4 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Transmittal of received subscriber funds shall be made in accordance with the following procedures:

(a)

If the Selected Dealer conducts its internal supervisory procedures at the location where subscription documents and funds are initially received, the Selected Dealer shall promptly forward the information from the subscription documents and transfer funds as set forth in the Alternative Investment Product Networking Services Agreement, dated as of March 12, 2012, as amended on January 25, 2016 and from time to time (the “AIP Agreement”), by and between the Placement Agent and American Enterprise Investment Services, Inc. (“AEIS”), an affiliate of the Selected Dealer.

(b)

If the internal supervisory procedures are to be performed at a different location (the “Final Review Office”), the subscription documents and funds must be transmitted to the Final Review Office promptly following receipt of the subscription documents and funds by the Selected Dealer. The Final Review Office shall, following receipt of the completed subscription documents and funds or other documentation Selected Dealer may require, promptly forward the information from the subscription documents and transfer funds as set forth in the AIP Agreement.

If requested by the Company or the Placement Agent, the Selected Dealer shall obtain from subscribers for the Shares, other documentation reasonably deemed by the Company or the Placement Agent to be required under applicable law.

III.	Minimum Subscription Amount

Each investor whose subscription is accepted by the Company shall receive Shares in the Company in an amount set forth in the Memorandum based on the class of Shares so subscribed.

IV.	Selling Commission and Additional Sales Compensation

As compensation for the services rendered under this Agreement, the Placement Agent will receive selling commissions (“Selling Commissions”) of up to 2% of the sale price for each Class S share sold by the Selected Dealer in this Offering.  The Placement Agent shall reallow to the Selected Dealer all of the Selling Commissions received from the Company that are attributable to the sale of the Shares by a registered representative associated with the Selected Dealer who is compensated on a commission basis for the sale. The Selling Commissions may be reduced or waived for any particular sale upon agreement of the Placement Agent and the Selected Dealer involved in the sale of Shares, and as permitted by the Memorandum. Both the Placement Agent and the Selected Dealer acknowledge that the Company may act as agent of the Placement Agent by making or causing to be made direct payments of all or any portion of the Selling Commissions to Selected Dealers without incurring any liability therefor.

The Placement Agent shall pay  (or shall cause an affiliate to pay through the Placement Agent) additional ongoing compensation (the “Additional Sales Compensation”) to the Selected Dealer  for services provided with respect to each investor in an annualized amount as follows:  for a period of thirty-six (36) months from the termination of this offering, 0.50% of the Company’s then current net asset value per  Class S Share, as disclosed in the Company’s  periodic or current reports as a selling commission. The Additional Sales Compensation will accrue daily and be paid quarterly in arrears and will cease  for any Share that is repurchased or has been converted to a different class of shares. In no event will the Additional Sales Compensation paid to the Selected Dealer exceed an aggregate of 1.5% of the gross offering proceeds sold by the Selected Dealer in this Offering. In no event shall the Company be responsible for paying the Additional Sales Compensation to the Selected Dealer.

 No Selling Commissions or Additional Sales Compensation shall be paid with respect to subscriptions that are rejected by the Company. The Selected Dealer affirms that the Placement Agent’s liability for Selling Commissions and Additional Sales Compensation is limited solely to the proceeds so received from the Company, and the Selected Dealer hereby waives any and all rights to receive payment of Selling Commissions and Additional Sales Compensation due until such time as the Placement Agent is in actual receipt of such Selling Commissions and Additional Sales Compensation from the Company.

V.	Payment

Per the terms of the AIP Agreement, the Selected Dealer shall transmit subscription funds net of the Selling Commission reallowance payable to the Selected Dealer by the Placement Agent. Amounts due to the Selected Dealer hereunder may be withheld, set-off, and/or reduced by all amounts payable by Selected Dealer pursuant to Article XV of this Agreement.

In the event the Company terminates the Offering or otherwise does not accept a subscription submitted by Selected Dealer on behalf of a subscriber and returns the respective investor proceeds to the investors in accordance with the terms of the Offering, Selected Dealer shall cause any Selling Commission payments that were retained by the Selected Dealer per the terms of the AIP Agreement in connection with any such subscriptions that are not accepted by the Company to be returned to the subscriber within ten (10) days after notification to the Selected Dealer of such termination or return of proceeds by the Company or the Placement Agent.

VI.	Covenants of the Selected Dealer

(a)

In recommending a purchase of the Shares, the Selected Dealer or any person associated with the Selected Dealer shall have reasonable grounds to believe, on the basis of the information obtained from the potential investor concerning his or her investment objectives, other investments, financial situation and needs, and any other information known by the Selected Dealer or an associated person, that

(i)

the prospective investor is an “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and meets the other suitability requirements set forth in the Memorandum;

(ii)	the prospective investor is not an “underwriter” within the meaning of Section 2(11) of the Securities Act;

(iii)

the prospective investor has a fair market value net worth to sustain the risks inherent in an investment in the Company, including but not limited to a total loss of his or her investment, lack of liquidity and other risks described in the Memorandum; and

(iv)	an investment in the Company is otherwise suitable for the prospective investor.

(b)

The Selected Dealer agrees that it will retain in its records and make available to the Company and the Placement Agent for the greater of a period of at least six (6) years following the termination of the Offering or as required pursuant to applicable FINRA Rules or rules pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act Rules”), information disclosing the basis upon which the above determination of suitability and “accredited investor” status was reached as to each such investor. The Selected Dealer agrees to make such documents and records available to (a) the Placement Agent and the Company upon request, and (b) to representatives of the SEC, FINRA and applicable state securities administrators upon the Selected Dealer’s receipt of an appropriate request for documents from any such agency. The Selected Dealer shall not purchase any Shares for a discretionary account. Pursuant to the Selected Dealer’s appointment as a dealer participating in the Offering, the Selected Dealer shall comply with all the provisions of Regulation D, insofar as Regulation D applies to Selected Dealer activities under this Agreement including, without limitation, Rule 506 thereunder. The Selected Dealer will take reasonable steps to verify the accredited status of each of its clients who subscribe to the Shares. Further, the Selected Dealer shall not engage in any activity which would not comply with or cause the Offering not to comply with Regulation D, the Securities Act, the Exchange Act, the applicable SEC rules and regulations, applicable state securities laws and regulations, this Agreement, and applicable FINRA rules and the NASD Conduct Rules, including FINRA Rules 2090 and 2111. The Selected Dealer shall comply with applicable sections of Rules 17a-3 and 17a-4 promulgated under the Exchange Act with respect to all Shares sold by Selected Dealer.

(c)

The Selected Dealer agrees and covenants that it will not distribute the Memorandum or Supplemental Information to any prospective investor with whom it does not have a reasonable basis to believe the prospective investor meets the minimum qualifications in the Memorandum.

(d)

As of the date of this Agreement, the Selected Dealer agrees that it will not accept transactions from prospective investors, unless the Selected Dealer has sufficient information concerning the prospective investor to determine the prospective investor’s current sophistication and financial circumstances, including that the prospective investor (or the prospective investor and its purchaser representative) has such knowledge and experience in financial and business matters that the prospective investor is capable of evaluating the merits and risks of an investment in the Company.

(e)

the Selected Dealer shall offer and/or sell the Shares only in those jurisdictions where the Selected Dealer has been advised in writing by the Placement Agent that the offer or sale of the Shares is permitted and where Selected Dealer and its employees and representatives participating in any such offer or sale are duly registered or exempt therefrom.

(f)

The Selected Dealer agrees that, prior to accepting a subscription for the Shares, it will inform the prospective investor of all pertinent facts relating to the illiquidity and lack of transferability or marketability of the Shares, during the term of the investment. The Selected Dealer shall make reasonable inquiry to determine if the prospective investor is acquiring the Shares for his own account or on behalf of other persons, and that the prospective investor understands the limitations on the prospective investor’s disposition of the Shares set forth in Rule 502(d) of Regulation D. This includes a determination by the Selected Dealer that the prospective investor understands that such prospective investor must bear the economic risk of the investment for an indefinite period of time because the Shares have not been registered under the Securities Act and, thus, cannot be sold unless the Shares are subsequently registered under the Securities Act or an exemption from registration under the Securities Act is available. The Selected Dealer agrees to reasonably ensure that, in recommending or otherwise facilitating the purchase, sale or exchange of Shares to an investor, that the investor has acknowledged an apparent understanding of the fundamental risks of an investment in Shares and the tax consequences of an investment in the Shares. The Selected Dealer acknowledges and agrees that future transfers of Shares will not be made except with the consent of the Company, which may grant or withhold consent in its sole discretion.

(g)

The Selected Dealer has received copies of the Memorandum and in offering and selling the Shares, Selected Dealer shall rely only on the statements contained in the Memorandum and Supplemental Information, and not on any other statements whatsoever, either written or oral, with respect to the details of the offering of Shares. Upon request by the Selected Dealer, the Issuer Entities will provide to Selected Dealer’s registered representatives the following:

(i)	a numbered copy of the Memorandum, and all exhibits incorporated in the Memorandum;

(ii)

any Supplemental Information, including any sales material provided by the Placement Agent for use by the Selected Dealer (“Sales Material”); provided that any distribution by the Selected Dealer of such Supplemental Information shall be subject to the restrictions and limitations described in Article VII of this Agreement.

(h)

When any Supplemental Information is prepared and delivered to the Selected Dealer or its registered representatives by the Placement Agent or the Company, the Selected Dealer shall cause its registered representatives to:

(i)

distribute Supplemental Information to every person who has previously received a Memorandum from the Selected Dealer, provided such person has not otherwise indicated to the Selected Dealer that it is no longer interested in making an investment in the Offering; and

(ii)	include the Supplemental Information in all future deliveries of any Memorandum.

(i)	In connection with any offer or sale of Shares, the Selected Dealer shall:

(i)	comply in all respects with statements set forth in the Memorandum, and in any Supplemental Information as they pertain to the Selected Dealer;

(ii)	not make any statement inconsistent with statements in the Memorandum and in any Supplemental Information;

(iii)	not make any untrue or misleading statements of a material fact in connection with the Shares; and

(iv)	not provide any written information or statements other than the Memorandum and in any Supplemental Information, unless pre-approved in writing by the Placement Agent.

(j)

In connection with the solicitation and sale of the Shares, the Selected Dealer shall ensure that the prospective purchaser properly completes and executes, as appropriate, the following forms, which will be included in the subscription packet as exhibits to the Memorandum:

(i)	the Subscription Agreement and annexes attached to the Subscription Agreement; and

(ii)

any additional forms provided in any Supplemental Information, or otherwise provided to the Selected Dealer by the Placement Agent or the Company, which are intended to be completed by prospective purchasers.

(k)

The Selected Dealer will maintain and comply with written policies and procedures to ensure that it has taken or will take reasonable steps to verify that each purchaser of Shares are accredited investors, which reasonable steps may include, but are not limited to, the methods identified in Rule 506(c). The Selected Dealer shall provide the Company with a description of its policies and procedures (including any subsequent versions or updates). Upon reasonable request from the Company, during the offering, the Selected Dealer agrees to provide confirmation that it has followed its own policies and procedures.

VII.	Right to Reject Subscriptions or Cancel Sales

All subscriptions are subject to acceptance by and shall only become effective upon confirmation by the Company, which reserves the right to reject any subscription for any or no reason. The Company will hold such closings for the purchase of and sale of Shares in the Offering as set forth in the Memorandum and as determined by the Company in its sole discretion (each such closing referred to herein as a “Closing”) and shall process subscriptions and accept or reject investors as set forth in the Memorandum. Subscriptions not accompanied by a Subscription Agreement and the required payment for the subscription for Shares prior to the Closing may be rejected. Issuance of the Shares will be made only after actual receipt of payment therefor and the release of subscription funds to the Company. If the Company is not in actual receipt of clearinghouse funds or cash, certified or cashier’s check or the equivalent in payment for the Shares on or before the Closing, the Company reserves the right to cancel the subscription to purchase without notice. Funds of rejected subscribers shall be refunded in full no later than ten (10) business days after notice of rejection without interest.

VIII.	Confidentiality

(a)	Notwithstanding anything to the contrary contained in this Agreement, and in addition to and not in lieu of other provisions in this Agreement:

(i)

“Confidential Information” includes, but is not limited to, all proprietary and confidential information of any party to this Agreement, and their respective subsidiaries, affiliates, and licensees, including without limitation all information regarding the business and affairs of such entities, all information regarding such entities’ customers and the customers of their subsidiaries, affiliates, or licensees; the accounts, account numbers, names, addresses, social security numbers or any other personal identifier of such customers; and any information derived therefrom. Confidential Information will not include information which is (i) in or becomes part of the public domain, except when such information is in the public domain due to disclosure by any party that violates the terms of this Agreement, (ii) demonstrably known to any party to this Agreement prior to the Effective Date, is permitted to be used without restriction and is not under any confidentiality obligation applicable to the information, (iii) independently developed by a party to this Agreement in the ordinary course of business without reference to or reliance upon any Confidential Information furnished by any party to this Agreement, or (iv) rightfully and lawfully obtained by any party to this Agreement or from any third party other than any party to this Agreement without restriction and without breach of this Agreement.

(ii)

Each party agrees that it may not use or disclose Confidential Information for any purpose other than to carry out the purpose for which Confidential Information was provided to it as set forth in this Agreement and/or as may otherwise be required or compelled by applicable law, regulation or court order, and agrees to cause its respective parent company, subsidiaries and affiliates, and consultants or other entities, including its directors, officers, employees and designated agents, representatives or any other party retained for purposes specifically and solely related to the use or evaluation of Confidential Information as provided for in this Article VIII (“Representatives”) to limit the use and disclosure of Confidential Information to that purpose. If any party or any of its respective Representatives is required or compelled by applicable law, regulation, court order, decree, subpoena or other validly issued judicial or administrative process to disclose Confidential Information, such party shall use commercially reasonable efforts to notify the appropriate party of such requirement prior to making the disclosure.

(iii)

Each party agrees to implement reasonable measures designed (i) to assure the security and confidentiality of Confidential Information; (ii) to protect Confidential Information against any anticipated threats or hazards to the security or integrity of such information; (iii) to protect against unauthorized access to, or use of, Confidential Information that could result in substantial harm or inconvenience to any customer; (iv) to protect against unauthorized disclosure of non-public personal information to unaffiliated third parties; and (v) to otherwise ensure its compliance with all applicable domestic, foreign and local laws and regulations (including, but not limited to, the Gramm-Leach-Bliley Act and Massachusetts 201 C.M.R. sections 17.00-17.04, as applicable) and any other legal, regulatory or SRO requirements. Each party further agrees to cause all of its respective Representatives or any other party to whom it may provide access to or disclose Confidential Information to implement appropriate measures designed to meet the objectives set forth in this paragraph. Each party agrees that if there is a breach or threatened breach of the provisions of this Article VIII, the other parties may have no adequate remedy in money or damages and accordingly shall be entitled to seek injunctive relief and any other appropriate equitable remedies for any such breach without proof of actual injury. Each party further agrees that it shall not oppose the granting of such relief and that it shall not seek, and agrees to waive any requirement for, the posting of any bond in connection therewith. Such remedies shall not be deemed to be the exclusive remedies for any breaches of the provisions of this Article VIII by a party or its respective representatives, and shall be in addition to all other remedies available at law or in equity.

(iv)

Upon a party’s request, the other parties shall promptly return to the requesting party any Confidential Information (and any copies, extracts, and summaries thereof) of which it is in possession, or, with the requesting party’s written consent, shall promptly destroy, in a manner satisfactory to the requesting party, such materials (and any copies, extracts, and summaries thereof) and shall further provide the requesting party with written confirmation of same; provided, that, each of the other parties shall be permitted to (i) retain all or any portion of the Confidential Information, in accordance with the confidentiality obligations specified in this Article VIII, to the extent required by applicable law or regulatory authority; and (ii) retain or use any such Confidential Information in connection with investigating or defending itself against allegations or claims made or threatened by regulatory authorities under applicable securities laws if reasonably necessary; provided that, promptly upon receiving any such demand or request and, to the extent it may legally do so, such receiving party advises the disclosing party of such demand or request prior to making such disclosure.

(v)	This Article VIII shall survive the termination of this Agreement.

IX.	Memorandum and Supplemental Information; Due Diligence

(a)

The Selected Dealer is not authorized or permitted to give and shall not give, any information or make any representation (written or oral) concerning the Shares except as set forth in the Memorandum and Supplemental Information for use in making investor solicitations. The Selected Dealer will use and distribute, in conjunction with the offer and sale of any Shares, only the Memorandum and Supplemental Information. The Placement Agent shall supply the Selected Dealer with reasonable quantities of the Memorandum, any amendments or supplements thereto, as well as any Supplemental Information, for delivery to investors, and the Selected Dealer shall deliver a copy of the Memorandum and all supplements thereto and any amended Memorandum to each investor to whom an offer is made prior to or simultaneously with the first solicitation of an offer to sell the Shares to such investor. The Selected Dealer agrees that it shall not show or give to any investor or prospective investor or reproduce any material or writing that is supplied to it by the Placement Agent and marked “dealer only” or otherwise indicating that it is or should be considered an “institutional communication” within the meaning of FINRA Rule 2210, or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Shares to any prospective investor. The Selected Dealer agrees that it shall not use in connection with the offer or sale of Shares any material or writing that relates to another entity supplied to it by the Company or the Placement Agent bearing a legend that states that such material may not be used in connection with the offer or sale of any securities other than the entity to which it relates. Upon execution of this Agreement, and in offering and selling Shares, the Selected Dealer agrees to comply with all the applicable requirements under the Securities Act and the Exchange Act.

(b)

In connection with the Selected Dealer’s due diligence review of the Company, the Placement Agent shall, during the Offering and for so long as Selected Dealer’s customers own the Shares sold hereunder, (i) upon reasonable notice, make available to the Selected Dealer material information concerning the business, assets, operations and financial condition of the Company that the Selected Dealer reasonably requests in connection with the performance of its obligations hereunder; and (ii) provide the Selected Dealer with reasonable access to the Company’s officers, directors, employees, accountants, counsel and other advisors and agents as the Selected Dealer shall reasonably deem appropriate. The Information provided to its diligence personnel and other agents of the Selected Dealer that are conducting a due diligence inquiry on behalf of the Selected Dealer (collectively, the “Diligence Personnel”) pursuant to this Article VIII(b) shall be labelled “Confidential Information” for purposes of this Agreement. The Selected Dealer shall be entitled to assume (i) that all  Confidential Information furnished by the Company or on its behalf, including any information provided to any governmental agency, shall be true, complete and correct in all material respects and shall not contain any misstatement of material fact or omit to state any material fact required to be stated therein or necessary to make such information not misleading, as of the date and time provided to the Selected Dealer, and (ii) that the Placement Agent will use reasonable efforts to notify the Selected Dealer if the Placement Agent learns of any material inaccuracy or misstatement in, or any material omission from, any such Confidential Information. The Placement Agent recognizes and confirms that the Selected Dealer, in performing its due diligence review, may be using Confidential Information provided by the Company and the Placement Agent, including, without limitation, information filed with governmental agencies, and that the Selected Dealer does not assume responsibility for and may rely, without independent verification, solely upon the accuracy and completeness of any such information.

(c)

The Selected Dealer agrees to not disclose, and to cause its Diligence Personnel not to disclose, such Confidential Information to the public, or the Selected Dealer’s sales staff or financial advisors, or to any other third party and agrees not to use the Confidential Information in any manner in the offer and sale of the Shares. The Selected Dealer further agrees to use all reasonable precautions necessary to preserve the confidentiality of such Confidential Information, including, but not limited to (i) limiting access to such information to persons who have a need to know such information only for the purpose of the Selected Dealer’s due diligence inquiry and (ii) informing each recipient of such Confidential Information of the Selected Dealer’s confidentiality obligation. The Selected Dealer acknowledges that Selected Dealer or its Diligence Personnel may previously have received Confidential Information in connection with preliminary due diligence on the Company, and agrees that the foregoing restrictions shall apply to any such previously received Confidential Information. The Selected Dealer acknowledges that Selected Dealer or its Diligence Personnel may in the future receive Confidential Information either in individual or collective meetings or telephone calls with the Company and agrees that the foregoing restrictions shall apply to any Confidential Information received in the future through any source or medium. Notwithstanding the foregoing, Confidential Information may be disclosed (x) if approved in writing for disclosure by the Company or the Placement Agent, (y) pursuant to a subpoena or as required by law, or (z) as required by regulation, rule, order or request of any governing or self-regulatory organization (including the SEC or FINRA), provided that the Selected Dealer shall notify the Placement Agent in advance, if practicable under the circumstances, of any attempt to obtain Confidential Information pursuant to provisions (y) and (z).

X.	License and Association Membership

The Selected Dealer’s acceptance of this Agreement constitutes a representation to the Company and the Placement Agent that Selected Dealer is currently, and at all times while performing its functions under this Agreement will be, a properly registered broker-dealer under the Exchange Act, duly licensed as a broker-dealer, and authorized to sell the Shares under Federal and state securities laws and regulations and in all states where it offers or sells Shares, and that it is a member in good standing of FINRA. This Agreement shall automatically terminate if (a) Selected Dealer ceases to be a member in good standing of FINRA, or in the case of a foreign dealer, so to conform, (b) Selected Dealer is subject to a FINRA suspension or (c) Selected Dealer’s registration as a broker-dealer under the Exchange Act is terminated or suspended. Selected Dealer agrees to notify the Placement Agent immediately if (a) Selected Dealer ceases to be a member in good standing of FINRA, or in the case of a foreign dealer, so to conform, (b) Selected Dealer is subject to a FINRA suspension or (c) Selected Dealer’s registration as a broker-dealer under the Exchange Act is terminated or suspended. The Placement Agent also hereby agrees to comply with all applicable FINRA and NASD rules. In connection with Selected Dealer’s appointment as a dealer hereunder, the Selected Dealer represents, warrants and covenants that

(a)

The Selected Dealer is duly registered under the provisions of the Exchange Act, as a dealer, and the Selected Dealer is a member in good standing of FINRA. The Selected Dealer is duly registered as a broker/dealer in the states where the Selected Dealer is required to be registered in order to carry out the Selected Dealer’s obligations as contemplated by this Agreement and the Memorandum. The Selected Dealer and its employees and representatives possess all required licenses and registrations to act under this Agreement. The Selected Dealer agrees to maintain all the foregoing registrations in good standing throughout the term of the offer and sale of the Shares, and the Selected Dealer agrees to comply with all statutes and other requirements applicable to the Selected Dealer as a broker/dealer under those registrations;

(b)	The representations and warranties that Selected Dealer has made in this Agreement are and shall be true and correct throughout the Offering;

(c)	The Selected Dealer shall be in timely compliance with all of its obligations under this Agreement at all times throughout the Offering; and

(d)

The Selected Dealer is familiar with all requirements of Rule 506(d) of Regulation D and, after reasonable inquiry, the Selected Dealer has determined that as of the date specified in Exhibit A, none of (i) the Selected Dealer, (ii) any managing member, general partner, director, executive officer or other officer of the Selected Dealer participating in the Offering, or (iii) any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the Offering (each of the persons and entities specified in the immediately preceding clauses (i) through (iii), inclusive, collectively, “Subject Persons”) is or has been the subject of a “disqualifying event” as described in Rule 506(d) of Regulation D (attached hereto as Exhibit A) that would require disclosure in the Memorandum or that would adversely affect the Company’s reliance on any federal or state securities registration exemption. The Selected Dealer hereby agrees that it will promptly notify the Company and the Placement Agent upon becoming aware of any disqualifying event applicable to any Subject Person after the date of this Agreement and through the termination date of the Offering. Prior to a Closing, at the request of the Placement Agent, the Selected Dealer shall deliver to the Placement Agent and the Company a certificate confirming that the representations and warranties of the Selected Dealer in this Article X(e) are true and correct with the same effect as if made on the date of this Agreement, and that the Selected Dealer has performed all covenants contained in this Article X(e). The Selected Dealer acknowledges that the Selected Dealer’s failure to provide such a certificate may result in the Company’s determination not to accept one or more subscriptions submitted by the Selected Dealer.

XI.	Representations, Warranties, and Covenants of the Issuer Entities

The Issuer Entities hereby represent, warrant or covenant for Selected Dealer’s benefit that, as of the date hereof and, except as otherwise specified herein, at all times during the term of this Agreement:

(a)

The Shares are not required to be and have not and will not be registered with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act and the rules and regulations promulgated thereunder in connection with the Offering. The Shares will be offered and sold in the Offering in reliance upon applicable exemptions from registration under the laws, regulations, and policy statements of any state in which the Shares are being offered or sold.

(b)

The Company will establish an exemption of the Shares from qualification or registration for offering and sale under the laws of any jurisdictions in the United States in which the Shares are offered or sold. The Company will promptly advise the Selected Dealer in writing when the Shares are deemed to be exempt from qualification and registration in each jurisdiction. The Company will promptly advise Selected Dealer in writing in the event that the securities administrator of any jurisdiction deems that the Shares are not exempt from registration and qualification in any jurisdiction, or in the event of the institution of any proceedings relating to the status of the Shares. The Company will use its reasonable best efforts to maintain the exempt status of the Shares.

(c)

The Memorandum does not and shall not include any untrue statement of a material fact or fail to state a material fact necessary to make the statements therein not misleading in light of the circumstances as of the date hereof and will not include or omit any such statement as of the date of any Closing. If the Company amends or supplements the Memorandum at any time, the Company will promptly notify the Placement Agent thereof and will prepare and distribute to the Selected Dealer and Investors such amendment or supplement.

(d)

This Agreement has been duly and validly authorized, executed, and delivered by or on behalf of the Issuer Entities and constitutes the valid and binding obligation of the respective Issuer Entities enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of the United States, any state or any political subdivision thereof that affect creditors’ rights generally or by equitable principles relating to the availability of remedies).

(e)

There is no claim, action, suit, controversy, audit, arbitration, mediation or proceeding, before or by any court or regulatory authority (collectively, “Action”) pending or, to the knowledge of the Issuer Entities, threatened, that adversely affects the Offering by preventing, prohibiting or causing the transactions contemplated by this Agreement to be rescinded following consummation, or have a material adverse effect on the condition (financial or otherwise), prospects, net worth, earnings, cash flows, business, or operations of the Issuer Entities (an “Issuer Entity Material Adverse Effect”). The aggregate of all pending Actions to which the Issuer Entities or any of their respective subsidiaries is a party or to which any of their respective assets is subject that are not described in the Memorandum, including ordinary routine litigation incidental to the business, will not result in an Issuer Entity Material Adverse Effect.

(f)

In addition to, and apart from, the Memorandum, the Company or the Placement Agent may prepare and provide certain Sales Material in connection with the Offering. This Sales Material may include a brochure describing the objectives of the Company, as well as articles and publications about the Company and the Shares. If FINRA or any governmental agency (including, without limitation, any state securities regulator or commissioner) or other self-regulatory organization prohibits the use of any Sales Material, the Company or Placement Agent shall promptly provide written notice of such fact to the Selected Dealer, and such notice shall specifically identify the prohibited Sales Material. The Selected Dealer shall not use Sales Material in connection with this Offering other than Sales Material prepared by the Placement Agent or the Company.

(g)

The Issuer Entities shall permit the Selected Dealer to conduct reasonable and customary initial and ongoing due diligence with respect to the Shares. In connection with such investigation, the Issuer Entities shall cause the Company to provide the Selected Dealer with such information about the Company (financial or otherwise) as the Selected Dealer shall reasonably request to the extent such disclosure is not prohibited by agreement or under applicable law.

(h)

The Issuer Entities are subject to policies, procedures and internal controls reasonably designed to prevent and detect violations of applicable anti-corruption laws (including, but not limited to, the Foreign Corrupt Practices Act (“FCPA”)). The Issuer Entities agree (A) to remain subject to such policies, procedures and controls during the term of this Agreement and (B) not to violate applicable anti-corruption laws (including but not limited to the FCPA) in connection with their performance under this Agreement.

(i)

Each Issuer Entity is duly organized, validly existing, and in good standing under the laws of the jurisdictions in which it does business. Each Issuer Entity has the requisite corporate power and authority to execute this Agreement and to perform its duties hereunder.

(j)

The Placement Agent is a member of FINRA and a broker-dealer registered as such under the Exchange Act, and under the securities laws of the states in which the Shares are to be offered or sold. The Placement Agent is properly registered as a broker-dealer with the Commission pursuant to the Exchange Act, and is duly licensed or registered as a broker-dealer in each state in which the conduct of its business requires licensing or registration.

(k)

The Company possesses and maintains all such qualifications, licenses and registrations issued by any regulatory authority necessary to conduct the business now operated by it and for this Offering (“Governmental Licenses”) and is in compliance with the terms and conditions of all such Governmental Licenses and all of the Governmental Licenses are valid and in full force and effect, except where the failure so to possess or comply or invalidity or ineffectiveness would not reasonably be expected to have an Issuer Entity Material Adverse Effect. The Company will immediately notify the Selected Dealer in writing if any Governmental License is revoked or modified. The Company has not received any notice of proceedings relating to the revocation or modification of its Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to have an Issuer Entity Material Adverse Effect.

(l)

Neither the consummation of any of the transactions herein contemplated nor the fulfillment of the terms hereof (i) has or will conflict with or result in a breach or violation of, constitute a default under (A) the charter, bylaws or similar organizational documents of any Issuer Entity, or (B) to the Issuer Entities’ knowledge, any rule or regulation or order of any regulatory authority having jurisdiction over the Issuer Entities; or (ii) will result in the imposition of any lien, charge or encumbrance upon any assets of the Issuer Entities, except (A) as disclosed in the Memorandum, (Y) due to a violation of the terms of this Agreement by Selected Dealer or (Z) in the case of (B) above, where any such conflicts, breaches or defaults would not be expected to have an Issuer Material Adverse Effect.

(m)

In issuing and distributing the Shares, the Issuer Entities agree to comply in all material respects with any applicable requirements of the Securities Act, the Exchange Act, applicable state securities laws, and the published rules and regulations thereunder, and any applicable FINRA rules. The Issuer Entities have exercised reasonable care to determine whether any Covered Person (defined in Rule 506(d) of Regulation D) is subject to a bad actor disqualification (enumerated in Rule 506(d) of regulation D), and will promptly notify Selected Dealer if they become aware of any Covered Person who is or becomes the subject of a disqualifying event that would require disclosure or disqualification under the rule hereafter.

(n)

The Company owns or possesses, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by them, and none of the Issuer Entities have received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Issuer Entities, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, individually or in the aggregate, could reasonably be expected to have or result in an Issuer Entity Material Adverse Effect.

(o)

The Issuer Entities agree and covenant that they shall abide by the sales policies established by Selected Dealer as amended from time to time, and provided in writing to the Placement Agent reasonably in advance,  when providing sales support to Ameriprise’s financial advisors pursuant to this Agreement; provided that, the Issuer Entities shall be required to abide the terms of such policies as set forth in the versions of such policies provided in writing to the Issuer Entities by the Selected Dealer as of the date of this Agreement, unless and until the Selected Dealer provides copies of any amended versions of such policies to the Issuer Entities.

(p)

The Issuer Entities agree that they will not use any company name, trade name, trademark, service mark, or logo of Ameriprise Financial or any entity controlling, controlled by, or under common control with Ameriprise Financial without the prior written consent of Ameriprise Financial. Such trademarks include, without limitation, “Ameriprise,” “Ameriprise Financial,” “Ameriprise Financial Services,” “RiverSource,” and “Columbia.” Ameriprise Financial will not use any company name, trade name, trademark, service mark, or logo of the Issuer Entities or any entity controlling, controlled by, or under common control with Issuer Entities without the prior written consent of Issuer Entities.

XII.	Anti-Money Laundering Compliance Programs

The Selected Dealer’s acceptance of this Agreement constitutes a representation to the Company and the Placement Agent that the Selected Dealer has established and implemented an anti-money laundering compliance program and customer identification program (collectively, an “AML Program”) in accordance with applicable FINRA rules, including NASD Conduct Rules, the applicable rules and regulations of the SEC and the Bank Secrecy Act of 1970, as amended, 31 U.S.C. §§ 5311-5355 and related regulations (31 C.F.R. Chapter X) (collectively, the “AML Rules”), specifically including, but not limited to, 31 U.S.C. § 5318(h) (“Anti-money laundering programs”) requiring financial institutions, including securities broker-dealers, to establish anti-money laundering programs, 31 U.S.C. § 5318(g) (“Reporting of suspicious transactions”) requiring financial institutions, including securities brokerdealers, to report suspicious transactions relevant to a possible violation of law or regulation, and 31 U.S.C. § 5318(l) (“Identification and verification of accountholders”) and 31 C.F.R. § 1023.220 (“Customer identification programs for broker-dealers”) requiring financial institutions, including securities broker-dealers, to establish, document and maintain written “Customer Identification Programs.” In addition, the Selected Dealer represents that it has established and implemented a program for compliance with all regulations and programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC Program”), and shall continue to maintain its AML and OFAC Programs consistent with AML Rules and OFAC requirements during the term of this Agreement.

XIII.	Limitation of Offer; Method of Offer; Suitability

The Selected Dealer shall offer Shares only to persons who meet the qualifications set forth in the Memorandum and shall only make offers to persons in the states in which the Shares are qualified for sale or that such qualification is not required. In offering Shares, the Selected Dealer shall comply with the provisions of the FINRA rules and applicable NASD Conduct Rules, as well as all other applicable rules and regulations relating to suitability of investors.

Neither the Selected Dealer nor any person associated with the Selected Dealer, shall offer or sell Shares in any jurisdiction except to investors who satisfy the investor suitability standards and minimum investment requirements under the most restrictive of the following: (a) applicable provisions of the Memorandum; (b) applicable laws of the jurisdiction of which such investor is a resident; or (c) applicable FINRA rules, including NASD Conduct Rules. Nothing contained in this Agreement shall be construed to impose upon the Company or the Placement Agent the responsibility of assuring that prospective investors meet the suitability standards set forth in the Memorandum, or to relieve the Selected Dealer from the responsibility of assuring that prospective investors meet the suitability standards in accordance with the terms and provisions of the Memorandum.

XIV.	Memorandum Filing

The Placement Agent shall file with FINRA the Memorandum and any other information concerning the Offering required to be filed with FINRA pursuant to FINRA Rule 5123 within 15 days from launch with the Selected Dealer and following updates to Memorandum and shall provide the Selected Dealer with written confirmation of such submission.

XV.	Indemnification

(a)

The Issuer Entities and the Sponsor agree, jointly and severally, to indemnify and hold harmless the Selected Dealer and its affiliates, and any of their respective officers, directors, employees and agents thereof (collectively, for purposes of this Article XV(a), the “AFSI Indemnified Parties”), against any and all loss, liability, claim, damage and expense whatsoever (collectively “Losses”) caused by any (i) untrue statement or alleged untrue statement of a material fact contained in the Memorandum or any amendment or supplement thereto, or any Sales Material or other materials provided by the Issuer Entities for use by Selected Dealer to offer and sell the Shares, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) any material breach by the Issuer Entities of any representation, warranty, covenant or agreement contained herein; and (iii) violation or alleged violation to the extent caused by an act or omission of the Issuer Entities, or an employee or agent thereof, in connection with the offer or sale of the  Shares of any applicable state or federal law, any rule or regulation or instruction thereunder, or any FINRA rule or regulation, including without limitation any violation or alleged violation of any state securities law; provided, however, that in no case is the foregoing indemnity to be deemed to  protect  any  of  the  AFSI  Indemnified Parties against any  liability  to  which  any  such  person  would  otherwise  be  subject  by  reason  of the willful misfeasance,  bad  faith  or  gross  negligence  of  the  Selected  Dealer  in  the  performance of its duties under this Agreement or by reason of the reckless disregard of the Selected Dealer’s obligations and duties under this Agreement.

(b)

The Selected Dealer agrees to indemnify and hold harmless the Issuer Entities, and any of their respective officers, directors, employees and agents thereof (collectively, for purposes of this XV(b), the “Issuer Entity Indemnified Parties”) against any Losses caused by (i) any untrue statement or alleged untrue statement of a material fact contained in the Memorandum or any amendment or supplement thereto, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, but solely to the extent that such loss, liability, claim, damage or expense results from an untrue statement of material fact or omission of a material fact contained in information provided by Selected Dealer in writing to the Placement Agent or the Company specifically for inclusion in the Memorandum; (ii) any material breach by Selected Dealer of any representation, warranty, covenant or agreement contained herein; and (iii) any violation or alleged violation to the extent caused by an act or omission of Selected Dealer, or a registered representative, employee or agent thereof, in connection with the offer or sale of the Shares of any applicable state or federal law, any rule or regulation or instruction thereunder, or any FINRA rule or regulation, including without limitation any violation or alleged violation of any state securities law by Selected Dealer or any of its registered representatives, agents or employees in the absence of proper registration, or any applicable federal, state or FINRA rules regarding investor suitability; provided, however, that in no case is the foregoing indemnity to be deemed to protect any of the Issuer  Entity  Indemnified  Parties against  any  liability  to  which any such person would otherwise be subject by reason of the willful misfeasance, bad faith or gross negligence of an  Issuer Entity  in the  performance  of its  duties  under this Agreement  or  by  reason  of the reckless disregard of the Issuer Entities’ obligations and duties under this Agreement.

(c)

An indemnified party shall give prompt notice to the indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to notify the indemnifying party shall not relieve the indemnifying party from any liability which the indemnifying party may have otherwise than on account of this indemnity agreement, except to the extent the indemnifying party is prejudiced by such lack of notice.

XVI.	Limitation of Liability

IN NO EVENT WILL ANY PARTY BE LIABLE TO ANY OTHER PARTY OR ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES (INCLUDING BUT NOT LIMITED TO LOST PROFITS), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES.

XVII.	Termination and Survival of Payment Obligations

The Selected Dealer shall suspend or terminate its offer and sale of Shares upon the request of the Company or the Placement Agent at any time and shall resume its offer and sale of Shares hereunder upon subsequent request of the Company or the Placement Agent. Any party may terminate this Agreement by written notice. Such termination shall be effective 48 hours after receipt of such notice. This Agreement is the entire agreement of the parties and supersedes all prior agreements, if any, between the parties hereto. Notwithstanding such termination, Selected Dealer shall (to the extent otherwise eligible pursuant to the terms of Article IV and Article V) continue to be eligible to receive payments hereunder. This Agreement may be amended at any time by the written agreement of all parties hereto.

XVIII.	Notice

All notices shall be in writing and shall be duly given to the Issuer Entities three days after being mailed to the attention of,

If to the Company:	CNL Strategic Capital, LLC CNL Center at City Commons 450 South Orange Avenue Orlando, Florida 32801

If to the Placement Agent:	CNL Securities Corp. CNL Center at City Commons 450 South Orange Avenue Orlando, Florida 32801

and to the Selected Dealer when mailed to the address specified by the Selected Dealer herein.

XIX.	Arbitration, Attorneys’ Fees, and Applicable Law

Any dispute, controversy or claim arising among the parties relating to this Agreement (whether such dispute arises under any Federal, state or local statute or regulation, or at common law), shall be resolved by final and binding arbitration administered in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (“AAA”). Any matter to be settled by arbitration shall be submitted to the AAA in New York, New York, which shall be the exclusive venue for any such dispute and the parties agree to abide by all awards rendered in such proceedings. The parties shall attempt to designate one arbitrator from the AAA, but if they are unable to do so, then the AAA shall designate an arbitrator. Any arbitrator selected by the parties or the AAA shall be a qualified Person who has experience with complex real estate disputes. The arbitration shall be final, binding, and enforceable in any court of competent jurisdiction. The parties agree that upon application pursuant to the provisions of the Federal Arbitration Act 9 USC § 1 et seq. the court shall enter judgment upon an award made pursuant to an arbitration under this Agreement.

This arbitration provision shall be binding upon the past, present, and future agents, employees, and representatives of the parties. This arbitration provision shall be specifically enforceable.

In any action to enforce the provisions of this Agreement or to secure damages for its breach, each party shall be responsible for its own costs and attorney’s fees. This Agreement shall be construed under the laws of the State of Minnesota. This Agreement shall take effect when signed by Selected Dealer and countersigned by the Placement Agent and the Company.

XX.	Severability

In the event that any court of competent jurisdiction declares any provision of this Agreement invalid, such invalidity shall have no effect on the other provisions hereof; which shall remain valid and binding and in full force and effect, and to that end the provisions of this Agreement shall be considered severable.

XXI.	No Waiver

Failure by either party to promptly insist upon strict compliance with any of the obligations of the other party under this Agreement shall not be deemed to constitute a waiver of the right to enforce strict compliance with respect to any obligation hereunder.

XXII.	Successor and Assignment

This Agreement may not be assigned by any party without the prior written consent of the other parties, except that this Agreement may be assigned without prior consent (but upon written notice) by any party to any entity that: (a) acquires all or substantially all of that party’s assets, or into which the party is merged or otherwise reorganized; or (b) controls, is controlled by, or is under common control with such party. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.

XXIII.	Survival of Provisions

Any provision of this Agreement (including any schedule or addendum) that contemplates performance or observance subsequent to the termination or expiration of this Agreement (including Articles VII, VIII, X and XI regarding representations and warranties, indemnification, limitation of liability, and confidentiality) shall survive the termination of this Agreement and continue in full force and effect.

XXIV.	Authorization

Each party represents to the other that all requisite corporate proceedings have been undertaken to authorize it to enter into and perform under this Agreement as contemplated herein, and that the individual who has signed this Agreement below on its behalf is a duly elected officer that has been empowered to act for and on behalf of such party with respect to the execution of this Agreement.

XXV.	Further Correspondence

Placement Agent will provide the Selected Dealer with advance copies of all documents being provided to investors placed by Selected Dealer hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on its behalf by its duly authorized agent on the 5th day of February, 2020.

THE PLACEMENT AGENT:		THE COMPANY:
CNL SECURITIES CORP.		CNL STRATEGIC CAPITAL, LLC

By:	/s/ Erin M. Gray	By:	/s/ Chirag J. Bhavsar

Name:	Erin M. Gray d	Name:	Chirag J. Bhavsar

Title:	Group General Counsel	Title:	CEO d f

AGREED TO AND ACCEPTED BY SELECTED DEALER:

AMERIPRISE FINANCIAL SERVICES, LLC

By:	/s/ Frank McCarthy

Name:	Frank McCarthy

Title:	Senior Vice President and General Manager d

Address for notices to Selected Dealer:

369 Ameriprise Financial Center

Minneapolis, MN 55474 H23/369

Attn: Frank McCarthy

Senior Vice President and General Manager

Address for notices to Issuer Entities:

CNL Center at City Commons

450 S. Orange Ave.

Orlando, FL. 32801-3336

Acknowledged and Agreed solely to with respect to Section XV(a).

CNL FINANCIAL GROUP, LLC

By:	/s/ Tammy Tipton

Name:	Tammy Tipton

Title:	CFO

CNL Center at City Commons

450 South Orange Avenue, Suite 1400

Orlando, Florida 32801-3336

Attn: General Counsel

EXHIBIT A

RULE 506(d) OF REGULATION D

“BAD ACTOR”

Re: Rule 506(d) Confirmation

Dear Sir/Madam:

This letter is provided by Ameriprise Financial Services, Inc. (“Ameriprise”) with respect to your request for information regarding the acts enumerated in Rule 506(d) of Regulation D (the “Rule”) under the Securities Act of 1933 as amended (the “Securities Act”) and applicable to your funds currently offered or serviced by Ameriprise (each a “Fund” and together the “Funds”).

Ameriprise completed a review of matters to identify information regarding the acts enumerated in the Rule applicable to the following persons (collectively, “Covered Persons”):

(i)

An Ameriprise solicitor, defined as any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with sales of applicable Fund securities; and

(ii)	Ameriprise directors, executive officers or other officers participating in the offering of such Ameriprise solicitor.

As of January __, 2020, Ameriprise is not aware, based on reasonable factual inquiry, that any Covered Person is the subject of any of the acts enumerated in Rule 506(d)(l)(i) through (viii) of the Securities Act.

Ameriprise will promptly notify you if it becomes aware of any Covered Person who is or becomes the subject of a disqualifying event that would require disclosure or disqualification under the Rule hereafter.

Please contact the following if you have any follow-up questions relevant to these responses:

Paul Mumma

Vice President - Alternative Investments External Products Group

369 Ameriprise Financial Center H23/369

Minneapolis, MN, 55474

0: 612.671.0153

Sincerely,

PAUL MUMMA